AMENDED AND RESTATED
MASTER LOAN AGREEMENT

by and among

HOMELAND ENERGY SOLUTIONS, LLC

and

HOME FEDERAL SAVINGS BANK

dated
as of
June 29, 2017

GP:4879178v4                                                i

AMENDED AND RESTATED
MASTER LOAN AGREEMENT

THIS AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Agreement”) is dated to be effective as of June 29, 2017, by and between HOME FEDERAL SAVINGS BANK, a federally chartered stock savings bank organized under the laws of the United States (“Lender”) and HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company (“Borrower”).
RECITALS

A.    Borrower has requested Lender extend to it various credit facilities for the purposes of refinancing certain existing indebtedness and to finance certain expansion projects associated with its ethanol production facility located near the city of New Hampton, Chickasaw County, Iowa.

B.    Borrower had previously borrowed certain funds from Lender under that certain Master Loan Agreement dated as of November 30, 2007 (the “Original Loan Agreement”) and related supplements and promissory notes for the purpose of acquiring and constructing the aforementioned ethanol production facility; and this Agreement is meant to amend and restate the Original Loan Agreement but is not a novation thereof.

C.    Lender has agreed to make such loans to Borrower, upon the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of Lender making one or more loans to Borrower, Lender and Borrower agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01.    Certain Defined Terms. All capitalized terms used in this Agreement and in the Supplements shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, as amended from time to time (the “UCC”). All references to dollar amounts shall mean amounts in lawful money of the United States of America.

“Advances” means the Loans or Letters of Credit provided to Borrower pursuant to this Agreement and the Supplements.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten

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percent (10%) or more of any class of voting stock or membership interests (units) of such Person; or (c) ten percent (10%) or more of the voting stock or membership interests (units) of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender or any Bank be deemed an Affiliate of Borrower or any of their subsidiaries.

“Agreement” means this Amended and Restated Master Loan Agreement dated as of June 29, 2017, as it may be amended, restated, or otherwise modified or supplemented from time to time, together with all exhibits and schedules attached to or made a part hereof from time to time.

“Allowed Distributions” has the meaning specified in Section 5.02(b).

“Borrower” means Homeland Energy Solutions, LLC, an Iowa limited liability company.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of the State of Minnesota, or are in fact closed in, the state where Lender’s office is located and, if such day relates to any LIBOR Rate, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a statement of cash flows for Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing Date” means June 29, 2017.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans or other indebtedness, in favor of Lender, whether real or Personal Property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever; whether created by law, contract or otherwise.

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“Commitment” means the respective amounts committed to by Lender under this Agreement, the Supplements and the Notes.

“Completion Certificate” means a certificate in form and substance reasonably acceptable to Lender, executed by Borrower and General Contractor stating that the Project is completed and that the processing equipment and fixtures are fully operational.

“Completion Date” means the earlier of (i) December 31, 2017, or (ii) the date a Completion Certificate is issued for the Project executed by Borrower and General Contractor.

“Compliance Certificate” means a certificate of the treasurer, or any other officer reasonably acceptable to Lender, of Borrower, substantially in the form attached hereto as Exhibit A, setting forth the calculations of current financial covenants and: (a) stating that the Financial Statements are true and correct and, other than the unaudited interim financial statements, have been prepared in accordance with GAAP; (b) stating whether they have knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) reaffirming and ratifying the representations and warranties, as of the date of the certificate, contained in this Agreement.

“Construction Contracts” means any and all material contracts, written or oral, between Borrower and any Contractor and any subcontractor and between any of the foregoing and any other person or entity relating in any way to the construction of the Project, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith.

“Contractor” means and includes any person or entity, including, without limitation, the General Contractor, engaged to work on or to furnish labor, materials or supplies for the Project.

“Current Portion of Long Term Debt” means that portion of Funded Debt payable within one year from the date of such determination, determined in accordance with GAAP.

“Debt” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services; (B) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above or (E) through (G) below; (D) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (E) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; (F) all obligations of a Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar

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arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; and (G) all obligations of a Person under any Hedging Agreement.

“Debt Service Coverage Ratio” means the quotient equal to: (i) the Borrower’s EBITDA plus equity contributions; divided by (ii) the sum of the Borrower’s current maturities of long term debt (excluding the outstanding principal balance of the Term Revolving Loan in the 12 months prior to the Maturity Date), plus interest expense, plus dividends and Distributions.

“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest under any Supplement or Note.

“Deposit Account” means and includes without limitation all deposit accounts established and maintained by Lender for Borrower at Home Federal Savings Bank, or at any other financial institution approved in advance by Lender, during the term of this Agreement.

“Distribution” means any dividend, distribution, payment, or transfer of property by Borrower to any member of Borrower, including tax distributions made to member of Borrower; provided, however, Distribution shall not include payments made to any member of Borrower for sale and delivery of corn to Borrower at market rates.

“EBITDA” means for any period, the total of the following each calculated without duplication for Borrower for such period: (i) net income from operations; plus (ii) any provision for (or less any benefit from) income taxes included in determining such net income; plus (iii) Interest Expense deducted in determining such net income; plus (iv) amortization and depreciation expense deducted in determining such net income.

“Environmental Laws” means all laws and regulations relating to environmental, health, safety and land use matters applicable to any property.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning specified in Section 6.01.

“Extraordinary Items” means items which are material and significantly different from Borrower’s typical business activities, determined in accordance with GAAP.

“Financial Statements” has the meaning specified in Section 5.01(c).

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. §1631, as amended, and the regulations promulgated thereunder.

GP:4879178v4                                                i

“Fourth Supplement” means that certain Amended and Restated Fourth Supplement to Master Loan Agreement (Term Loan) of even date herewith, as the same may be amended, restated or otherwise modified from time to time hereafter.

“Funded Debt” means the principal amount of all Debt of Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin) excluding, however, the principal amount due under any Term Revolving Note or any other line of credit used by Borrower for working capital purposes, all determined in accordance with GAAP for the period in question.

“GAAP” means generally accepted accounting principles, consistently applied.

“General Contractor” means ICM, Inc., and its successors and permitted assigns.

“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipality, city, or otherwise) whether now or hereafter in existence.

“Income Taxes” means the applicable state, local or federal tax on the net income of Borrower.

“Intellectual Property” has the meaning specified in Section 4.01(p).

“Interest Expense” means for any period, the total interest expense of Borrower calculated on a consolidated basis.

“Interest Period” means (for each Loan) (a) initially, the period beginning on (and including) the date on which the Loan is made and ending on (but excluding) the first day of the next calendar month thereafter; and (b) thereafter, each period commencing on the first day of each succeeding calendar month thereafter and ending on the last day of such month. Notwithstanding the foregoing: (a) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (b) other than the initial Interest Period and the final Interest Period, no Interest Period shall have a duration of less than one (1) month.

“Inventory” means all of Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Lender” means Home Federal Savings Bank, and its successors and assigns.

“Letter of Credit” means a letter of credit issued by Lender pursuant to the terms and conditions of this Agreement and Second Supplement.

GP:4879178v4                                                i

“Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letters of Credit.

“LIBOR Rate” (London Interbank Offered Rate) means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation), quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for an Interest Period of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.

“Loan” or “Loans” means and includes the Term Loan, the Term Revolving Loan, and any other financial accommodations extended to Borrower by Lender pursuant to the terms of this Agreement and any Supplement.

“Loan and Carrying Charges” means all commitment fees to Lender, brokerage fees, standby fees, interest charges, service fees, attorneys’ fees, contractors’ fees, developers’ fees, funding fees, title insurance fees and charges, recording fees, registration taxes, real estate taxes, special assessments, insurance premiums, and utility charges incurred by Borrower in the construction of the Project and issuance of the Notes and any other costs incurred in the development of the Project.

“Loan Documents” means this Agreement, any and all Supplements, the Notes, Letters of Credit, the Security Agreement, the Mortgage and all other agreements, documents, instruments, and certificates of Borrower delivered to, or in favor of, Lender under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, and certificates delivered in connection with the extension of Advances by Lender.

“Loan Obligations” means all obligations, indebtedness, and liabilities of Borrower to Lender, including the Reimbursement Obligations, arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) provided for in the Loan Documents.

GP:4879178v4                                                i

“Long Term Debt” means indebtedness that matures more than one year after the date of determination thereof.

“Long Term Marketing Agreement” means any contract, agreement or understanding of Borrower having a term of one year or more after the date of determination thereof relating to the sale of any raw materials, inventory, products or by-products of Borrower.

“Maintenance Capital Expenditures” means all Capital Expenditures made in the ordinary course of business to maintain existing business operations of Borrower in any fiscal year, determined in accordance with GAAP.

“Material Adverse Effect” means any set of circumstances or events which: (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business assets, operations, or property of Borrower; or (iii) materially impairs or could reasonably be expected to materially impair the ability of Borrower to perform the obligations under the Loan Documents.

“Material Contract” means (i) any contract or other agreement, written or oral, of Borrower or its subsidiaries involving monetary liability of or to any such person in an amount in excess of $3,000,000.00 per annum; and (ii) any other contract or agreement, written or oral, of Borrower or any of its subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Borrower or its subsidiaries; provided, however, that any contract or agreement which is terminable by a party other than Borrower or its subsidiaries without cause upon notice of 90 days or less shall not be considered a Material Contract.

“Maturity Date” means December 31, 2022.

“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.

“Mortgage” means that certain Third Amended and Restated Mortgage of even date herewith, pursuant to which a mortgage interest shall be given by Borrower to Lender in the Real Property to secure payment to Lender of the Loan Obligations.

“Net Income” means net income as determined in accordance with GAAP.

“Note” or “Notes” means and includes the Term Note, the Term Revolving Note and all other promissory notes executed and delivered to Lender by Borrower pursuant to the terms of this Agreement and any Supplement as the same may be amended, restated or otherwise modified, supplemented, extended or restated from time to time.

GP:4879178v4                                                i

“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $1,000,000.00 with respect to Borrower, and with respect to which: (a) there exists a bona fide dispute between Borrower and the vendor; (b) Borrower is contesting the same in good faith by appropriate proceedings; and (c) Borrower has established appropriate reserves on its financial statements.

“Permitted Liens” shall have the meaning ascribed to the term in Section 5.02(a).

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and other personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all accounts, instruments, chattel paper, other rights to payment, money, deposit accounts, insurance proceeds and general intangibles of Borrower, whether now owned or hereafter acquired.

“Plans and Specifications” means the final plans and specifications for the construction of the Project, to be prepared by the General Contractor and all amendments and modifications and supplements thereof.

“Project” means any and all buildings, structures, fixtures, and other improvements made to the Real Property as part of the 35 million gallon capacity expansion project at Borrower ethanol production facility in Chickasaw County, Iowa, for which a portion of the Term Loan is being extended to Borrower hereunder.

“Real Property” means that real property located in the County of Chickasaw, State of Iowa, owned by Borrower, and described in Schedule 3.01(d).

“Reimbursement Obligation” means the obligation of Borrower to reimburse Lender for any demand for payment or drawing under a Letter of Credit.

“Reinvestment Distributions” has the meaning specified in Section 5.02(b).

“Related Documents” means and includes without limitation all promissory notes, credit agreements, loan agreements, supplements, guaranties, security agreements, mortgages, deeds of trust, assignments and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the indebtedness.

“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended.

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“Second Supplement” means that certain Amended and Restated Second Supplement to Master Loan Agreement (Term Revolving Loan) of even date herewith, as the same may be amended, restated or otherwise modified from time to time hereafter.

“Security Agreement” means and includes, without limitation, that certain Security Agreement dated as of November 30, 2007, between Borrower and Lender, and all other agreements, promises, covenants, arrangements, understandings, or other agreements, whether created by law, contract, or otherwise, which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended, restated, reaffirmed or otherwise modified.

“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Supplement/Supplements” has the meaning set forth in Section 2.01 of this Agreement.

“Tangible Net Worth” means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (ii) treasury stock; (iii) securities which are not readily marketable; (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt; (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date; (vi) amortized start-up costs; and (vii) any items not included in clauses (i) through (vi) above which are treated as intangibles in conformity with GAAP.

“Term Loan” means that certain amortizing term loan being extended by the Lender to Borrower in the amount of $30,000,000.00, pursuant to the terms and conditions provided for in this Agreement, the Term Note, and the Fourth Supplement.

“Term Note” means that certain Term Note of even date herewith, evidencing the Term Loan, as the same may be amended, restated or otherwise modified, extended or replaced.

“Term Revolving Loan” means that certain revolving Loan from Lender to Borrower in the amount not to exceed $30,000,000.00, pursuant to the terms and conditions provided for in this Agreement, the Term Revolving Note, and the Second Supplement.

“Term Revolving Note” means that certain Amended and Restated Term Revolving Note of even date herewith, evidencing the Term Revolving Loan, as the same may be amended, restated or otherwise modified, extended or replaced.

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“Working Capital” means current assets of Borrower, as defined according to GAAP, plus the unused portion of the Term Revolving Loan Commitment (as defined in the Second Supplement), less current liabilities of Borrower, as defined according to GAAP.

Section 1.02.    Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein. To enable the ready and consistent determination of compliance by Borrower with its obligations under this Agreement, Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.

Section 1.03.    Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II
AMOUNTS AND TERMS OF THE LOANS

Section 2.01.    Supplements. In the event Borrower desires to borrow from Lender and Lender is willing to lend to Borrower, or in the event Lender and Borrower desire to consolidate any existing loans hereunder, Lender and Borrower, will enter into a supplement to this Agreement (each supplement, as it may be amended, modified, supplemented, extended or restated from time to time, a “Supplement” and, collectively, the “Supplements”). Each Supplement will set forth Lender’s commitment to make a Loan to Borrower, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or rate options applicable to the Loan(s), the repayment terms of the Loan(s), and any other terms and conditions applicable to the Loan(s). Each Supplement will also be accompanied by a Note evidencing the Loan extended to the Borrower under this Agreement and the applicable Supplement. Each Loan will be governed by the terms and conditions contained in this Agreement, the Note and the Supplement relating to that Loan.
Section 2.02.    Intentionally Omitted.

Section 2.03.    Term Revolving Loan. Subject to the terms and conditions of this Agreement, the Second Supplement, the Term Revolving Note, and in reliance upon the representations and warranties set forth in this Agreement, Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender, as of the Closing Date, and from time to time thereafter, on a revolving basis an amount not to exceed $30,000,000.00, for cash and inventory management purposes. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the Second Supplement.

Section 2.04.    Term Loan. Subject to the terms and conditions of this Agreement, the Fourth Supplement, and the Term Note, and in reliance upon the representations and warranties set forth in this Agreement, Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender as of the Closing Date, an amount not to exceed $30,000,000.00, to refinance

GP:4879178v4                                                i

certain existing indebtedness of the Borrower to the Lender and to finance a portion of the costs, fees and expenses associated with the Project. Such amount shall be made available by Lender pursuant to the terms and conditions set forth in this Agreement, the Term Note, and the Fourth Supplement.

Section 2.05.    Intentionally Omitted.

Section 2.06.    Letter of Credit Procedures / Fees / Reimbursement. All Letters of Credit that are issued under this Agreement and any Supplements are subject to the following:

(a)    Letter of Credit Request Procedure. Borrower shall give Lender irrevocable prior notice (effective upon receipt) on or before 3:00 P.M. (Minneapolis, Minnesota time) on the Business Day three Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter of Credit to be issued and the nature of the transactions to be supported thereby. Any such notice received after 3:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Each Letter of Credit shall be substantially in the form of Exhibit D, have an expiration date that occurs on or before the “Termination Date” (as such date is defined in the Supplements), shall be payable in U.S. dollars, must be satisfactory in form and substance to Lender, and shall be issued pursuant to such documentation as Lender may require, including, without limitation, Lender’s standard form letter of credit request and reimbursement agreement; provided that, in the event of any conflict between the terms of such agreement and the other Loan Documents, the terms of the other Loan Documents shall control.

(b)    Letter of Credit Fees. Borrower shall pay to Lender for (i) all fees, costs, and expenses of Lender arising in connection with any Letter of Credit, including Lender’s customary fees for amendments, transfers, and drawings on Letters of Credit; and (ii) on the date of the issuance of the Letter of Credit, and at the anniversary date of issuance of such Letter of Credit if still outstanding, an issuance fee equal to 150 basis points, on an annualized basis, of the maximum amount available to be drawn under the Letter of Credit.

(c)    Funding of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Lender shall promptly notify Borrower as to the amount to be paid as a result of such demand or drawing and the respective payment date. Any notice pursuant to the forgoing sentence shall specify the amount to be paid as a result of such demand or drawing and the respective payment date.

(d)    Reimbursements. After receipt of the notice delivered pursuant to clause (c) of this Section 2.06 with respect to a Letter of Credit, Borrower shall be irrevocably and unconditionally obligated to reimburse Lender for any amounts paid by Lender upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by clause (c) of this Section 2.06. Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) on the date of payment under the applicable Letter of Credit if the notice under clause (c) of this Section 2.06 is received by 2:00 P.M. (Minneapolis, Minnesota time) on such

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date or by 11:00 A.M. (Minneapolis, Minnesota time) on the next Business Day, if such notice is received after 2:00 P.M. (Minneapolis, Minnesota time). All payments on the Reimbursement Obligations (including any interest earned thereon) shall be made to Lender for the account of Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.

(e)    Reimbursement Obligations Absolute. The Reimbursement Obligations of Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, without limitation, in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which any Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by a Borrower if Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from Lender’s willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.

(f)    Issuer Responsibility. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither Lender, nor any of its respective officers or directors shall have any responsibility or liability to Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by Lender; (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (d) the payment by Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

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Section 2.07.    Intentionally Omitted.

Section 2.08.    Default Interest. In addition to the rights and remedies set forth in this Agreement and notwithstanding any Note: (i) if Borrower fails to make any payment to Lender when due, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the applicable Note; (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the applicable Note until paid in full. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

Section 2.09.    Late Charge. If any payment of principal or interest due under the Supplements or the Notes is not paid within ten (10) days of the due date thereof, Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

Section 2.10.    Prepayment of Loans. Borrower may, at any time and from time to time, upon fifteen (15) days advance written notice to Lender, prepay the outstanding amount of the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except as and to the extent specifically provided in this Section 2.10. In the event that the Term Loan is refinanced at any time during the first thirty six (36) months following the Closing Date, Borrower shall pay a prepayment fee for the amount(s) refinanced equal to the “Make Whole Prepayment Fee” (defined below). Any prepayment does not otherwise affect Borrower’s obligation to pay any other fees payable under this Agreement.

The “Make Whole Prepayment Fee” shall be an amount calculated as follows: compare the Initial Reference Rate to the Final Reference Rate; (A) if the Initial Reference Rate is less than or equal to the Final Reference Rate, the prepayment fee is zero ($0.00); (B) if the Initial Reference Rate is greater than the Final Reference Rate, the prepayment fee shall be calculated as follows: (i) calculate an amortization schedule using the Initial Reference Rate, the amount of the principal prepayment, the prepayment date and the Maturity Date; because the “Fee End Date” (the third anniversary of the Closing Date) is prior to the Maturity Date, for purposes of the calculation it is assumed that all scheduled repayments of principal due on or after the Fee End Date are paid on the Fee End Date; (ii) calculate the interest payment which will accrue on the advance payment of principal through the Fee End Date at the Initial Reference Rate (“Initial Interest Amounts”); (iii) calculate the interest payment which will accrue on the advance payment of principal through the Fee End Date at the Final Reference Rate (“Final Interest Amounts”); (iv) calculate the “Differential Interest Amount” for each interest payment due

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through the Fee End Date by subtracting the Final Interest Amount from the Initial Interest Amount for each such payment; and (v) calculate the discounted present value of each Differential Interest Amount using the Final Reference Rate as the discount rate. The prepayment fee shall be the sum of the discounted present value of each Differential Interest Amount. As used in this subsection, “Initial Reference Rate” means the annualized interest rate charged to Borrower on the Term Loan on the proposed prepayment date; and “Final Reference Rate” means the annualized interest rate Lender would allocate to fund a new advance, on the date of prepayment, with similar scheduled repayment of principal from the time of the advance payment through the Fee End Date, assuming all scheduled repayments of principal due on or after the Fee End Date are paid on the Fee End Date. No prepayment fee shall be due to Lender for advance payments of principal made after the Fee End Date.

Section 2.11.    Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of Lender should raise a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Rate loans, then: (a) Lender shall promptly notify each of the other parties hereto; and (b) the obligation of Lender to make LIBOR Rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.

Section 2.12.    Payments and Computations.

(a)    Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by Borrower under the Loan Documents shall be made to Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrower shall, at the time of making each such payment, specify to Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that Borrower fails to so specify or if an Event of Default exists, Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion.

(b)    Application of Funds. Lender may apply all payments received by it to the Loan Obligations in such order and manner as Lender may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

(c)    Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may

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be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(d)    Proceeds of Collateral. All proceeds received by Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of Lender hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of Lender to Borrower otherwise satisfied, any remaining proceeds of Collateral shall be delivered to the Person entitled thereto as directed by Borrower or as otherwise determined by applicable law or applicable court order.

(e)    Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 360 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

Section 2.13.    Maximum Amount Limitation. Anything in this Agreement, any Supplement, any Note, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to Lender under this Agreement, any Supplement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by Lender under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This Section 2.13 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents,

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and the terms of this Section 2.13 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.14.    Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.

Section 2.15.    Loan Payments. During the continuance of an Event of Default, Lender may deduct any obligations due or any other amounts due and payable by Borrower under the Loan Documents from any Deposit Accounts maintained with Lender.

Section 2.16.    Compensation. Upon the request of Lender, Borrower shall pay to Lender such amount or amounts as shall be sufficient (in the reasonable opinion of Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR Rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR Rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement.

Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by Lender) which would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of Borrower set forth in this Section 2.16 shall survive the repayment of the Loans and other obligations under the Loan Documents hereunder.

Section 2.17    Grain Dealer’s License. Lender acknowledges that Borrower has obtained a Class One Iowa Grain Dealer License (the “License”) from the State of Iowa and intends to engage in activities in accordance with such License, including, without limitation, entering into deferred pay contracts and deferred price contracts. Borrower acknowledges that it has obtained the License and agrees that it will conduct its activities under such License in accordance with the provisions of the Loan Documents and all applicable laws, including, without limitation, Iowa Code Chapter 203. Notwithstanding the forgoing, Borrower agrees it

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shall limit the deferred pay contracts and deferred grain contracts it enters into as follows: (a) the sum of all liabilities under Borrower’s outstanding deferred pay contracts at any point of determination shall not exceed the aggregate sum of $25,000,000.00; and (b) the sum of all bushels of corn subject to Borrower’s outstanding deferred price contracts at any point of determination shall not exceed the aggregate sum 5,000,000 bushels.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.01.    Conditions Precedent to Funding. The obligations of Lender to make any Advance, are subject to the conditions precedent that Lender shall have received the following, in form and substance satisfactory to Lender, to the extent not delivered in connection with the closing of the loan transactions under the Original Loan Agreement:

(a)    This Agreement, duly executed by Borrower and Lender;

(b)    The Supplements, duly executed by Borrower and Lender;

(c)    The Notes duly executed by Borrower;

(d)    The Mortgage, fully executed and notarized, to secure the Loans encumbering on a first lien basis the fee interest and/or leasehold interest of Borrower in the Real Property and the fixtures thereon described in Schedule 3.01(d);

(e)    The Reaffirmation of Security Agreement duly executed by Borrower and in a form as provided by Lender by which security agreement Lender is granted a security interest by Borrower in the Collateral;

(f)    Intentionally Omitted;

(g)    The Environmental Indemnity Agreement, duly executed by Borrower;

(h)    A copy of the Construction Contract(s), together with copies of all permits and government approvals relating to the construction of the Project;

(i)    Intentionally Omitted;

(j)    Copies of all Material Contracts (excluding the Agreement between Owner and Design/Builder dated March 10, 2017, between Borrower and Nelson Engineering, Inc.) between Borrower and third parties used in the normal operations of Borrower, including but not limited to management agreements and marketing agreements;

(k)    Collateral Assignments for all Material Contracts(excluding the Agreement between Owner and Design/Builder dated March 10, 2017, between Borrower and Nelson Engineering, Inc.), duly executed by Borrower and consented to in writing by the other party(ies) to each such contracts;

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(l)    Financing Statements in form and content satisfactory to Lender and in proper form under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect the security interests created by the Security Agreement;

(m)    Copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral covered by the Security Agreement);

(n)    Evidence that all other actions necessary or, in the opinion of Lender, desirable to enable Lender to perfect and protect the security interests created by the Security Agreement have been taken;

(o)    An ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Lender, with respect to the Real Property, assuring Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing: (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.1) specifying an ethanol production facility as a permitted use for all of the parcels included in the Real Property; and (iii) a restrictions, encroachments, minerals-owners endorsement (ALTA Form 9.2) and (iv) such endorsements as Lender shall reasonably require. All such title insurance policies shall be in form and substance reasonably satisfactory to Lender and shall provide for affirmative insurance and such reinsurance as Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Lender;

(p)    Maps or plats of the Real Property certified to Lender and the title insurance company issuing the policy referred to in Subsection 3.01(o) (the “Title Insurance Company”) in a manner reasonably satisfactory to each of Lender and the Title Insurance Company, dated a date reasonably satisfactory to each of Lender and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

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(q)    Evidence as to: (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property: (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (B) Borrower’s written acknowledgment of receipt of written notification from Lender (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (C) copies of insurance policies or certificates of insurance of Borrower evidencing flood insurance satisfactory to Lender and naming Lender as sole loss payee on behalf of Lender;
(r)    Evidence reasonably satisfactory to Lender that the Real Property and the contemplated use of the Real Property, are in compliance in all material respects with all applicable Laws including without limitation health and Environmental Laws, including, but not limited to all concentrated animal feedlot operations rules and regulations, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the Federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990;

(s)    A certificate of the secretary of Borrower together with true and correct copies of the following: (i) the Articles of Organization of Borrower, including all amendments thereto, certified by the Office of the Secretary of State of the state of its organization and dated within 30 days prior to the date hereof; (ii) the Operating Agreement of Borrower, including all amendments thereto; (iii) the resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of Borrower as to its existence and good standing, and certificates of the appropriate government officials in each state where each corporate Borrower does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect on the business and financial condition of Borrower, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers of Borrower authorized to sign this Agreement and the other Loan Documents to be executed by Borrower, together with a sample of the true signature of each such officer;

(t)     Legal opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. legal counsel for Borrower, in the form acceptable to the Lender;

(u)    Intentionally Omitted.

(v)    Evidence that the costs and expenses (including, without limitation, attorney’s fees) referred to in Section 7.04, to the extent incurred and invoiced, shall have been paid in full;

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(w)    Satisfactory review by Lender of any pending litigation relating to Borrower;

(y)    Satisfactory review of environmental matters relating to the Real Property and the Project;

(z)    A schedule, certified by Borrower as accurate and complete, setting forth: (i) the necessary licenses, permits and consents required by applicable federal, state, and local governmental entities required for the lawful construction and operation of the Project; and (ii) the deadlines to obtain such licenses, permits and consents so that the Completion Date occurs as scheduled;

(aa)    A Commodity Account Control Agreement for all commodity accounts kept and maintained by Borrower;

(bb)     Evidence that the insurance required by Sections 5.01(j) and 5.01(s)(xii) has been obtained by Borrower; and

(cc)    An assignment of Borrower’s business interruption insurance policy, duly executed by Borrower and pursuant to which Borrower shall have assigned to Lender all of Borrower’s right, title and interest in and to its business interruption insurance policy, and which assignment shall have been consented to and certified in writing by the other party(ies) to the insurance policy.

ARTICLE IV.REPRESENTATIONS AND WARRANTIES

Section 4.01    Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a)    Borrower. Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Iowa and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its respective financial condition or operations. Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of Borrower;

(b)    The Loan Documents. The execution, delivery and performance by Borrower of the Loan Documents are within Borrower’s powers, have been duly authorized by all necessary action, do not contravene: (i) the articles of organization or operating agreements of Borrower; or (ii) any law or any contractual restriction binding on or affecting Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance

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(other than pursuant to the terms of the Loan Documents) upon or with respect to any of its properties;

(c)    Governmental Approvals. No consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which Borrower is a party or by which it or any of its property may be bound or affected, is necessary in connection with the construction of the Project, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interest granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the exercise of remedies hereunder and except as such that are not required for the construction of the Project;

(d)    Enforceability. This Agreement is, and each other Loan Document to which Borrower is a party when delivered will be, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity;

(e)    Financial Condition and Operations. The balance sheet of Borrower as of December 31, 2016, and, with respect to the period ended December 31, 2016, the related statement of cash flow of Borrower for the fiscal period then ended, copies of which have been furnished to Lender, fairly present in all material respects the financial condition of Borrower as at such date, and the results of the operations of Borrower for the period ended on such dates and since December 31, 2016, there has been no material adverse change in such condition or operations;

(f)    Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower. As of the Closing Date, there are no outstanding judgments against Borrower;

(g)    Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit Borrower from investing in certain value added cooperatives for the purposes of carrying out its overall business operations); (ii) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(h)    Liens. Except as created by the Loan Documents and Permitted Liens, there is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of Borrower, which secures Debt of any Person, except as described in Schedule 5.02(a);

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(i)    Taxes. Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed and has paid all other taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on Borrower’s books therefore;

(j)    Solvency. As of and from and after the date of this Agreement, Borrower: (i) owns and will own assets the fair saleable value of which are: (A) greater than the total amount of liabilities (including contingent liabilities); and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;

(k)    Location of Inventory and Farm Products; Third Parties in Possession; Crops. Borrower’s inventory and farm products pledged as collateral under the Security Agreement are located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(k) for Borrower, except to the extent any such inventory and farm products are in transit. Schedule 4.01(k) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(k) currently leased or owned by Borrower. Except for the Persons identified on Schedule 4.01(k), no Person other than Borrower and Lender has possession of any of the Collateral. Except as described in above, none of its Collateral has been located in any location within the past four months other than as set forth on Schedule 4.01(k) for Borrower;

(l)    Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. Borrower’s chief place of business, its chief executive office, and its jurisdiction of organization is located at the place identified for Borrower on Schedule 4.01(l). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(l) also sets forth all other places where Borrower keeps its books and records and all other locations where Borrower has a place of business. Borrower does not do business nor has Borrower done business during the past five (5) years under any trade-name or fictitious business name except as disclosed on Schedule 4.01(l). Schedule 4.01(l) sets forth an accurate list of all names of all predecessor companies of Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by Borrower or who was merged with or into Borrower within the last four months prior to the date hereof. Borrower’s United States Federal Income Tax I.D. Number and state organizational identification number are identified on Schedule 4.01(l);

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(m)    Title to Properties. Borrower has such title or leasehold interest in and to the Real Property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its Personal Property, including those reflected on the financial statements of Borrower previously delivered to Lender, except those which have been disposed of by Borrower subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder;

(n)    Disclosure. All factual information furnished by or on behalf of the Borrower in writing to Lender (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of Borrower to Lender, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided;

(o)    Operation of Business. Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and will obtain all such licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto necessary to conduct its business as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect on its financial condition or operations, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect;

(p)    Intellectual Property. The Borrower owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted and will own or obtain the legal right to use all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted (collectively the “Intellectual Property”), except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(p) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by Borrower or that Borrower has the right to use. Except as provided in Schedule 4.01(p), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any such claim, and, to the knowledge of Borrower, the use of such Intellectual Property by Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(q)    Employee Benefit Plans. Borrower is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as

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amended, and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect on Borrower;

(r)    Investment Company Act. Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(s)    Compliance with Laws. Borrower is in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like, the failure to comply with which could have a Material Adverse Effect on Borrower;

(t)    Environmental Compliance. Borrower, except as set forth in Schedule 4.01(t), is in material compliance with all applicable Environmental Laws; and

(u)    Material Change. Borrower has performed all of its material obligations, other than those obligations for which performance is not yet due, under all Material Contracts and, to the knowledge of Borrower, each other party thereto is in compliance with each such Material Contract. Each such Material Contract is in full force and effect in accordance with the terms thereof. Borrower has made available a true and complete copy of each such Material Contract for inspection by Lender.

ARTICLE V.
COVENANTS OF THE BORROWER

Section 5.01.    Affirmative Covenants. So long as any Loan Obligations remain unpaid or Lender shall have any commitment hereunder, Borrower shall, unless Lender shall otherwise consent in advance in writing:

(a)    Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith;

(b)    Visitation Rights; Field Examination. At any reasonable time and from time to time, permit Lender or representatives, to (i) examine and make copies of and abstracts from the records and books of account of Borrower, and (ii) enter onto the property of Borrower to conduct unannounced field examinations and collateral inspections, with such frequency as Lender in its sole reasonable discretion may deem appropriate; provided; however, Lender and its representatives shall follow Borrower’s safety standards and protocols, and shall not disrupt the business operations of Borrower, and (iii) discuss the affairs, finances, and accounts of Borrower with any of Borrower’s officers or directors. Borrower consents to and authorizes Lender to enter onto the property of Borrower for purposes of conducting the examinations, inspections and discussions provided above. Upon and during the occurrence of an Event of Default or in the event that there are deemed by Lender to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of

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Borrower, any and all visits and inspections deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of Borrower. In addition to the foregoing, at any reasonable time and from time to time, Borrower also shall permit Lender or representatives thereof, at the expense of Lender, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances and accounts of Borrower with any of its respective officers or directors;

(c)    Reporting Requirements. Furnish to Lender:

(i)    As soon as available, but in no event later than 120 days after the end of each fiscal year of Borrower occurring during the term hereof, annual consolidated financial statements of Borrower, prepared in accordance with GAAP consistently applied and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of Borrower is conducted (to the extent not inconsistent with GAAP). Such financial statements shall: (i) be audited by independent certified public accountants selected by Borrower and acceptable to Lender; (ii) be accompanied by a report of such accountants containing an certified opinion, without qualification, thereon reasonably acceptable to Lender; (iii) be prepared in reasonable detail, and in comparative form; and (iv) include a balance sheet, a statement of income, a statement of stockholders’, members’ or partner’s equity, a statement of cash flows, and all notes and schedules relating thereto and any management letter.

(ii)    As soon as available and in any event within 30 days after the end of each month, balance sheets of Borrower as of the end of such month and statement of income of Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, prepared in accordance with GAAP. Such monthly statements shall be certified by an authorized officer of Borrower. With each monthly statement delivered at the end of a calendar quarter, the monthly statement shall be accompanied by a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail satisfactory to Lender the calculation of, and Borrower’s compliance with, each of the covenants contained in Sections 5.01(d), and 5.01(f);

(iii)    As soon as available but in no event later than 30 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower occurring during the term hereof, unaudited quarterly consolidated financial statements of Borrower, in each case prepared in accordance with GAAP in all material respects consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of Borrower is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date, delivered to Lender under Subsection 5.01(c) below, and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as Lender may specifically request which quarterly statements shall include any and all supplements thereto. Such quarterly statements shall be certified by an authorized

GP:4879178v4                                                i

officer of Borrower, and be accompanied by a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail satisfactory to Lender the calculation of, and Borrower’s compliance with, each of the covenants contained in Sections 5.01(d), and 5.01(f);

(iv)    Intentionally Omitted;

(v)    promptly upon Lender’s request therefor, copies of all reports and notices which Borrower or any of its subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any its subsidiary receives from such Corporation;

(vi)    notwithstanding the foregoing Section 5.01(c)(v), provide to Lender within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to Borrower or any of its subsidiaries, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event;

(vii)    by November 1 of each fiscal year of Borrower, an annual (with monthly break out) operating and capital assets budget of Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;

(viii)    as soon as available but in any event not more than 30 days after the end of each month, production reports for the immediately preceding calendar month setting forth corn inputs, ethanol output, DDGS and CO2 output, and natural gas usage, together with such additional production information as requested by Lender;

(ix)    promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(x)    promptly after the receipt thereof, a copy of any management letters or written reports submitted to Borrower by its independent certified public accountants with respect to the business, financial condition or operation of Borrower;

(xi)    promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement;

(xii)    promptly after transmittal or filing thereof by Borrower, copies of all proxy statements, notices and reports as it shall send to its members and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), and promptly after the receipt thereof by Borrower, copies of all management letters or similar documents submitted to Borrower by independent

GP:4879178v4                                                i

certified public accountants in connection with each annual and any interim audit of the accounts of Borrower or of Borrower and any of its subsidiaries.

(xiii)    such other information respecting the condition or operations, financial or otherwise, of Borrower or any of its respective subsidiaries as Lender may from time to time reasonably request;

(xiv)     promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or government department, commission, board, bureau, agency, or instrumentality affecting Borrower or any of its subsidiaries which, if determined adversely, could have a Material Adverse Effect on any of Borrower or its subsidiaries;

(xv)    without limiting the provisions of Section 5.01(c)(xiv) above, promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require Borrower or any of its subsidiaries to undertake or to contribute to a cleanup or other response under all laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions;

(xvi)    promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by Borrower or any of its subsidiaries from any Governmental Authority, including, without limitation, the Securities and Exchange Commission, the FCC, the PUC, or any other state utility commission relating to any material noncompliance by Borrower or any of its subsidiaries with any laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect on any of Borrower of its subsidiaries;

(xvii)    promptly after becoming aware thereof, notice of any matter which has had or could have a Material Adverse Effect on Borrower or its subsidiaries;

(xviii)    Beginning with the first (1st) month following the Closing Date, as soon as available and in any event within 30 days after the end of each month, Borrower shall cause its trade provider/risk manager to deliver to Lender a summary of all transactions relating to the Project or Borrower’s business occurring during the previous month; and

(xix)    Beginning with the first (1st) month following the Closing Date, as soon as available and in any event within 30 days after the end of each month, a hedging report summary, completed by the Borrower’s grain manager, providing all current and future hedge positions held by the Borrower relating to the Borrower’s ethanol, grain and natural gas contracts, in detail satisfactory to the Lender.

(xx)    Beginning with the first (1st) month following the Closing Date, as soon as available and in any event within 30 days after the end of each month, a deferred pay and price report summary, completed by the Borrower’s grain manager, listing in detail

GP:4879178v4                                                i

satisfactory to the Lender all of Borrower’s outstanding deferred pay contracts, deferred price contracts, deferred pay bushels and dollar amounts, deferred price bushels and corresponding hedging contracts, open bushels, and such other information as Lender may from time to time reasonably request.

(d)    Working Capital. Maintain Working Capital of at least (a) $27,500,000.00 from the Closing Date until completion of the Project, and (b) $30,000,000.00 from the completion of the Project and continually thereafter, in each case including without limitation as set forth in Section 5.02(b) on pre- and a post-Distribution basis. Borrower’s compliance with this covenant will be tested quarterly using Borrower’s financial statements provided pursuant to Section 5.01(c);

(e)    Reserved.

(f)    Debt Service Coverage Ratio. As of December 31, 2017, and December 31st of each year thereafter, the Debt Service Coverage Ratio of the Borrower for the preceding twelve (12) months shall be not less than 1.15 to 1.00. Each measurement of the Debt Service Coverage Ratio shall be based upon the audit quality year-end financial statements of the Borrower for the applicable year.

(g)    Reserved.

(h)    Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of Borrower, which secures Debt of any Person, except for the security interests of the Security Agreement or except as described in Schedule 5.02(a) and Permitted Liens;

(i)    Landlord and Mortgagee Waivers. Obtain and furnish to Lender as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by Borrower or in which any Collateral of Borrower is located or to be located (and if no Collateral of Borrower is located at a parcel of property not owned or leased by a Borrower, no such waivers, acknowledgments or consents will be required); and (ii) third party holding any Collateral, all in form and substance acceptable to Lender, except as otherwise agreed to by Lender;

(j)    Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates, and make such increases in the type of amount or coverage as Lender may reasonably request. Borrower shall maintain, at a minimum, directors and officers liability insurance, commercial liability insurance, business interruption insurance, builder’s risk insurance, and general commercial property insurance. All such policies insuring any collateral for Borrower’s obligations to Lender shall have lender or mortgagee loss payable clauses or endorsements in form and substance reasonably acceptable to Lender. Each insurance policy

GP:4879178v4                                                i

covering Collateral shall be in compliance with the requirements of the Security Agreement in all material respects;

(k)    Property and Insurance Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance with all applicable laws, and make all reasonable alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. Borrower agrees that upon the occurrence and continuing existence of an Event of Default, at Lender’s request, which request may not be made more than once a year, Borrower will furnish to Lender a report on the condition of Borrower’s and any of its subsidiaries’ property prepared by a professional engineer satisfactory to Lender;

(l)    Keeping Books and Records. Maintain and cause each of its subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities;

(m)    Food Security Act Compliance. If Borrower acquires any Collateral which may have constituted farm products in the possession of the seller or supplier thereof, such Borrower shall, at its own expense, use commercially reasonable efforts to take such steps to insure that all Liens (except the liens granted pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of liens (except the liens granted pursuant hereto); provided, however, that such Borrower may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with the GAAP. Upon Lender’s request made, Borrower agrees to forward to Lender promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon Lender’s request, Borrower agrees to provide Lender with the names of Persons who supply Borrower with such farm products and such other information as Lender may reasonably request with respect to such Persons;

(n)    Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then Borrower: (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the Uniform Commercial Code; and (ii) will deliver all such receipts to Lender (or a Person designated by Lender) within five (5) days of Lender’s request and from time to time thereafter. If no Event of Default exists, Lender agrees to deliver to such Borrower any receipt so held by Lender upon such Borrower’s request in connection with such sale or

GP:4879178v4                                                i

other disposition of the underlying inventory, if such disposition is in ordinary course of such Borrower’s business;

(o)    Management of Borrower. Promptly, and in any event within 10 Business Days, provide written notice to the Lender of any change in the President, Chief Financial Officer, or Plant Manager of Borrower from those set forth on Schedule 5.01(o) hereto;

(p)    Compliance with Other Agreements. Borrower will perform in all material respects all obligations and abide in all material respects by all covenants and agreements contained in the following agreements: (i) any and all Long Term Marketing Agreements; and (ii) any other Material Contracts;

(q)    Deposit Accounts. Other than the petty cash Deposit Account of Borrower at Bank Iowa located in Lawler, Iowa, Borrower shall maintain all of its Deposit Accounts with Lender at all times during the term of this Agreement;

(r)    Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, financing statements, control agreements, instruments, documents and other agreements as Lender or its counsel may reasonably request to evidence and secure the Loans and to perfect all Security Interests.

Section 5.02.    Negative Covenants. So long as any of the Loan Obligations remain unpaid or Lender shall have any commitment hereunder, Borrower will not, without the prior written consent of Lender:

(a)    Liens, etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Debt (as defined below) of any Person, other than “Permitted Liens”:

(i)    those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation; or

(ii)    liens or security interests which are subject to an intercreditor and subordination agreement in form and substance reasonably acceptable to Lender in Lender’s sole discretion; or

(iii)    the liens or security interests of Lender in the Security Agreement, Mortgage or otherwise; or

(iv)    liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by

GP:4879178v4                                                i

appropriate proceedings diligently pursued and for which adequate reserves have been established; or

(v)    liens of warehousemen, carriers, landlords, mechanics, materialmen, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; or

(vi)    liens resulting from good faith deposits to secure payments of workmen’s compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt); or

(vii)    any attachment or judgment lien not constituting an Event of Default; or

(viii)    liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or

(ix)    customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or

(x)    any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use.

(b)    Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests (units) now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower, provided, however, the Borrower may: (i) declare and pay dividends or distributions payable in membership interests (units); (ii) purchase or otherwise acquire shares of the membership interests (units) of the Borrower with the proceeds received from the issuance of new membership interests (units); (iii) make cash Distributions as frequently as quarterly; provided that immediately prior to such Distribution, and after giving effect thereto, no Default or Event of Default exists, and Borrower is in compliance with all covenants set forth herein on a pre- and post-distribution basis, including compliance with the Working Capital covenant set forth in Section 5.01(d) and the Debt Service Coverage Ratio covenant set forth in Section 5.01(f) (“Allowed Distributions”). For purposes of Allowed Distributions, covenant compliance shall be certified to Lender on a signed Compliance Certificate accompanied by interim internally-prepared monthly financial statements or audited annual financial statements, following Borrower’s fiscal year end, in each case delivered to Lender prior to making such Allowed Distribution; and (iv) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Distributions”); provided, however, that immediately prior to

GP:4879178v4                                                i

the proposed payment of any dividends or Distributions permitted by this Section 5.02(b), or after giving effect thereto, no Default or Event of Default shall exist. Notwithstanding anything in this Section 5.02(b), without a written waiver from the Lender, aggregate Distributions made and declared in any fiscal year shall not exceed one hundred percent (100%) of Borrower’s Net Income (book income) for the fiscal year in which such Distributions are declared; or

(c)    Capital Expenditures. Make any investment in fixed assets in the aggregate amount of $10,000,000.00 during any fiscal year during the term of this Agreement. Notwithstanding the foregoing, Borrower may exceed the forgoing amount in its 2017 fiscal year by an amount necessary to complete the Project; or

(a)Consolidation, Merger, Dissolution, Etc. Directly or indirectly, merge or consolidate with any other Person or permit any other Person to merge into or with or consolidate with Borrower or any of its subsidiaries; or

(b)Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, without the prior written consent of Lender, except: (i) the liabilities of Borrower to Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of Borrower’s business; (iii) the liabilities of Borrower described on Schedule 5.02(a), and (iv) contracts or agreements other than Material Contracts arising in the ordinary course of Borrower’s business; or

(f)    Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without the prior written consent of Lender, except that the principal office shall be moved to the plant site when construction of the administration office is substantially complete; or

(a)Loans, Guarantees, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person; or

(h)    Subsidiaries; Affiliates. Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to Lender: (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to Lender in its sole discretion; (ii) security agreements in form substantially similar to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as Lender shall reasonably require; or

(i)    Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any of its subsidiaries to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except: (i) dispositions of inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment

GP:4879178v4                                                i

or real property which is replaced with property of equivalent or greater value as the property which is disposed;

(j)    Lines of Business. Engage in any line or lines of business activity other than the production of ethanol and related by products;

(k)    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of Borrower or any Affiliate, except (i) transactions listed on Schedule 5.02(k), (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or any of its subsidiaries and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower or such subsidiary than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, and (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of Lender, no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of a Potential Default or an Event of Default;

(l)    Management Fees and Compensation. Directly or indirectly pay any management, consulting or other similar fees to any Person, except (i) legal or consulting fees paid to persons or entities that are not Affiliates of Borrower or its subsidiaries for services actually rendered and in amounts typically paid by entities engaged in Borrower’s or such subsidiary’s business, and (ii) fees paid as listed on Schedule 5.02(l); or

(m)    Amendments to Organizational Documents. Amend its operating agreement, management agreement or any other organizational documents in any material respect without the prior written consent of Lender.

(n)    Completion of the Project. Without the prior express written consent of Lender: (i) permit or suffer to exist an increase in the total cost for the Project, as set forth on the 2017 Expansion Budget attached hereto as Exhibit B, by more than 10%, or such other lesser amount, if the effect of such increase would result in Borrower’s failure to remain in compliance with the financial covenant set forth in Sections 5.01(d) and (f) or would otherwise result in an Event of Default; or (ii) fail to achieve, fail to cause the achievement of, or suffer to exist the failure to achieve, by no later than thirty (30) days after the dates set forth below: (A) completion of work under the Agreement regarding rail expansion and maintenance, between Borrower and MGA Railroad Construction, Inc. by October 1, 2017; (B) completion of work under the Grain System Expansion agreement dated December 27, 2016, between Borrower and J & D Construction, Inc. by November 1, 2017; (C) completion of work under the Milling Expansion and Reclaim Upgrades agreement dated December 27, 2016, between Borrower and J & D Construction, Inc. by November 1, 2017; (D) completion of work under the Agreement between Owner and Design/Builder dated March 10, 2017, between Borrower and Nelson Engineering, Inc. by January 15, 2018; and (E) completion of work under the

GP:4879178v4                                                i

Equipment Purchase and Installation Agreement dated December 29, 2016, between Borrower and ICM, Inc. by January 30, 2018; or (iii) Borrower shall fail to deliver final mechanics lien waivers for all work on the Project within 30 days following the Completion Date

ARTICLE VI.EVENTS OF DEFAULT AND REMEDIES

Section 6.01.    Events of Default. Each of the following events shall be an “Event of Default”:

(a)    Borrower shall fail to pay any installments of principal or interest when due; or

(b)    Borrower shall fail to pay any fees, expenses, charges or other amounts payable hereunder or under the other Loan Documents or to make any deposit of funds required under this Agreement when due, and the continuation of such default for more than five (5) Business Days; or

(a)Any representation or warranty made by Borrower, or any of its officers or directors on behalf of Borrower under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)    Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d) or (f); or

(d)    Borrower shall fail to deliver the financial statements or Compliance Certificate under Section 5.01(c) within 5 days of the date due; or

(e)    Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for fifteen (15) days after written notice thereof shall have been given to Borrower by Lender, provided, however, that no Event of Default shall be deemed to exist if, within said fifteen (15) day period, Borrower have commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within fifteen (15) days after written notice shall have been given; or

(f)    Borrower shall fail to pay any indebtedness in an amount in excess of $500,000.00 (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument,

GP:4879178v4                                                i

if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(g)    Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(h)    Any one or more judgment(s) or order(s) for the payment of money in excess of $500,000.00 in the aggregate shall be rendered against Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)    Any provision of any Loan Document shall for any reason cease to be valid and binding on Borrower or Borrower shall so state in writing and the invalidity of such provision shall have a Material Adverse Effect on the enforceability of this Agreement or on the Lender; or

(j)    The Mortgage or the Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or

(k)    The termination of any Long Term Marketing Agreement prior to its stated expiration date, unless such Long Term Marketing Agreement is replaced by another Long Term Marketing Agreement acceptable to Lender, within thirty (30) days of the termination of such Long Term Marketing Agreement; or

(a)Borrower shall dissolve, merge, consolidate with other Persons, or suspend or discontinue doing business; or

(m)    Construction of the Project is halted or abandoned prior to completion for any period of thirty (30) consecutive days for any cause which is not beyond the reasonable control of Borrower, its contractors and subcontractors; or

GP:4879178v4                                                i

(n)    Intentionally omitted.; or

(o)     Any event, change or condition not referred to elsewhere in this Section 6.01 should occur which results in a Material Adverse Effect on Borrower, any subsidiary or any guarantor of Borrower’s obligations hereunder; or

(p)     Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with Borrower’s obligations hereunder and under any Note shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof, or any guarantor shall deny any further liability or obligations thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or any guarantor shall breach or be in default under the terms of any other agreement with Lender (including any loan agreement or security agreement); or

(q)    The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by Borrower or any of its subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect on Borrower or any regulatory or Governmental Authority replaces the management of Borrower or any of its subsidiaries or assumes control over Borrower or such subsidiary; or

(r)    Borrower should breach or be in default under a Material Contract in any material respect, including any material breach or default, or any termination shall have occurred, or any other event which would permit any party other than Borrower to cause a termination, or any Material Contract shall have ceased for any reason to be in full force and effect prior to its stated or optional expiration date; or

(s)     Borrower should terminate, or materially change, amend or restate, without Lender’s prior consent any Material Contract.

Section 6.02.    Remedies. Upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, Lender:

(a)    may accelerate the due date of the unpaid principal balance of the Notes, all accrued but unpaid interest thereon and all other amounts payable under this Agreement making such amounts immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of Borrower under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower;

(b)    may withhold any one or more Advances in its discretion, and terminate Lender’s obligations, if any, under this Agreement to make any Advances whereupon the commitment and obligations of Lender to extend credit or to make Advances hereunder shall

GP:4879178v4                                                i

terminate, and no disbursement of Loan funds by Lender will cure any default of Borrower, unless Lender agrees otherwise in writing;

(c)may, by notice to Borrower, obtain the appointment of a receiver to take possession of all Collateral, including, but not limited to all Personal Property, including all fixtures and equipment leased, occupied or used by Borrower. Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;

(d)in its discretion, enter the Real Property and take any and all actions necessary in its judgment to complete construction of the Project, including but not limited to making changes in Plans and Specifications, work or materials, and entering into, modifying, or terminating any contractual arrangements, subject to Lender’s right at any time to discontinue any work without liability. If Lender elects to complete the Project, it will not assume any liability to Borrower or any other person for completing the Project or for the manner or quality of construction of the Project, and Borrower expressly waives any such liability. Borrower irrevocably appoints Lender as its attorney‑in‑fact, with full power of substitution, to complete the Project in Borrower’s name, or Lender may elect to complete construction in its own name. In any event, all sums expended by Lender in completing construction will be considered to have been disbursed to Borrower and will be secured by the Mortgage and any other instruments or documents securing the Loans, and any such sums that cause the principal amount of the Loans to exceed the face amount of the Notes will be considered to be an additional loan to Borrower bearing interest at the rate provided in the Notes and will be secured by the Mortgage and any other instrument or documents securing the Loans. The Lender will not have any obligation under the Plans and Specifications prepared for the Project, any studies, data, and drawings with respect thereto prepared by or for Borrower, or the contracts and agreements relating to the Plans and Specifications, or the aforesaid studies, data, and drawings, or to the construction of the Project unless it expressly hereafter agrees in writing. The Lender will have the right to exercise any rights of Borrower under those contracts and agreements or with respect to such Plans and Specifications, studies, data, and drawings upon any default by Borrower under this Agreement, and shall have such other rights and remedies with respect thereto as are afforded a secured creditor under applicable law; and

(e)    may, by notice to Borrower, require Borrower to pledge to Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in an interest bearing cash collateral account at Lender without any right of withdrawal by Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Borrower or any of its subsidiaries under the Federal Bankruptcy Code, Borrower shall, without notice, pledge to Lender as security for the Loan Obligations an amount in immediately available funds equal to

GP:4879178v4                                                i

the then outstanding Letter of Credit Liabilities, such funds to be held in such an interest bearing cash collateral account at Lender; and

(f)    may exercise all other rights and remedies afforded to Lender under the Loan Documents or by applicable law or equity.

Section 6.03.    Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII.MISCELLANEOUS

Section 7.01.    Amendments, etc. No amendment or waiver of any provision of any Loan Document to which Borrower is a party, nor any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by Lender and Borrower in writing, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02.    Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to Borrower:                Homeland Energy Solutions, LLC
2779 Highway 24
Lawler, IA 52154
Telephone: (563) 238-5555
Fax: (563) 238-5557
Attention: Beth Eiler

With a copy to:            Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Telephone: (515) 242-2400
Fax: (515) 323-8514
Attention: Thomas D. Johnson

If to Lender:                    Home Federal Savings Bank

GP:4879178v4                                                i

50 - 14th Avenue East, Suite 100
Sartell, MN 56377
Telephone: (320) 654-4021
Facsimile: (320) 252-6516
Attention: Eric Oftedahl

With copies to:            Gray Plant Mooty
500 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Facsimile: (612) 632-3274
Attention: Adam M. Nathe

All such notices and communications shall have been duly given and shall be effective: (a) when delivered; (b) when transmitted via facsimile to the number set forth above; (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Any confirmation sent by Lender to Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 7.03.    No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 7.04.    Costs, Expenses and Taxes.

(a)    Borrower agrees, jointly and severally, to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender (who may be in-house counsel), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising Lender as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) for Lender in connection with the filing of the Financing Statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings. In addition, Borrower agrees to pay on demand the expenses described in this Agreement. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Upon request of Borrower, Lender shall provide copies of all invoices for costs and expenses to be reimbursed by Borrower under

GP:4879178v4                                                i

this Agreement or any of the Loan Documents.

(b)    If, due to payments made by Borrower pursuant to Section 2.10 or due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason, Lender receives payments of principal of any Loan other than on the last day of an Interest Period relating thereto, Borrower shall pay to Lender on demand any amounts required to compensate Lender for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain such Loan.

Section 7.05.    Right of Set-off. The Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, upon an Event of Default, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Loan Obligations, irrespective of whether or not Lender shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Lender agrees promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

Section 7.06.    Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.07.    Binding Effect; Successors and Assigns; Participations.

(a)    This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns, except that Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of Lenders.

(b)    Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that any information received by any such purchaser or potential purchaser under this provision which concerns the personal, financial or other affairs of Borrower shall be received and kept by the purchaser or potential purchaser in full confidence and will not be revealed to any other persons, firms or organizations nor used for any purpose whatsoever other than for determining

GP:4879178v4                                                i

whether or not to participate in the Loans and in accord with the rights of Lender if a participation interest is acquired. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interest. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest arising out of or by virtue of the participation and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loans irrespective of the failure or insolvency of any holder of any interests in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Section 7.08.    Consent to Jurisdiction.

(a)    Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Agreement, the Note and any instrument, agreement or document related hereto or thereto to which Borrower is a party, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state court or federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    Nothing in this Section 7.08 shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of other jurisdictions.

Section 7.09.    Governing Law. THIS AGREEMENT, THE SUPPLEMENTS, AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MINNESOTA.

Section 7.10.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 7.11.    Survival. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances and issuance of any Letters of Credit,

GP:4879178v4                                                i

regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid and so long as Lender has any unexpired commitments under this Agreement or the Loan Documents. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations or the termination of this Agreement or any provision hereof.

Section 7.12.    USA PATRIOT ACT. Federal law requires all financial institutions to obtain, verify and record certain information to verify the identity of each person or entity that opens an account, including deposit accounts, treasury management accounts, loan account or other extension of credit, or other financial services. The Lender will ask Borrower for Borrower’s name, address, taxpayer identification number and such other information as will allow Lender to identify Borrower. The Lender will verify and record the information and will retain and maintain the record as required by the USA PATRIOT ACT and implementing regulations. Borrower warrants and represents that the information it provides to Lender for these purposes is and will be correct and accurate.

Section 7.13.    WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.14.    Entire Agreement. THIS AGREEMENT, THE SUPPLEMENTS, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.

{SIGNATURE PAGE TO FOLLOW}

GP:4879178v4                                                i

SIGNATURE PAGE FOR
MASTER LOAN AGREEMENT
BY AND BETWEEN
HOMELAND ENERGY SOLUTIONS, LLC
AND
HOME FEDERAL SAVINGS BANK
DATED: June 29, 2017

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS AMENDED AND RESTATED MASTER LOAN AGREEMENT, AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

HOMELAND ENERGY SOLUTIONS,        HOME FEDERAL SAVINGS BANK,
LLC, an Iowa limited liability company        a federally chartered stock savings bank
organized under the laws of the United States

By:     /s/James Broghammer                By:    /s/ Eric Oftedahl                James Broghammer                    Eric Oftedahl
Title: President/CEO                    Its: Vice President

STATE OF IOWA            )
                    ) ss.
COUNTY OF     Chickasaw        )

On this 29th day of June, 2017, before me a Notary Public within and for said County, personally appeared James Broghammer, to me known, who being by me duly sworn, did say that he is the President of Homeland Energy Solutions, LLC, the limited liability company named in the foregoing instrument, and that said instrument was signed on behalf of said company by authority of its board and as the free act and deed of said company.

/s/ Katherine J. Balk
Notary Public

GP:4879178v4                                                i

EXHIBIT A
COMPLIANCE CERTIFICATE

TO:    Home Federal Savings Bank (“Lender”)

Pursuant to that certain Amended and Restated Master Loan Agreement dated as of June 29, 2017 (as amended from time to time thereafter), by and between HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company (the “Borrower”), and Lender, and all supplements and amendments thereto and extensions thereof (as amended, the “Loan Agreement”), the undersigned hereby represents, warrants and certifies to Lender as follows:

1.
The financial statement(s) attached hereto are complete and correct in all material respects and fairly present the financial condition of Borrower as of the date of said financial statement(s) and the result of its business operations for the period covered thereby;

2.
Repeats and reaffirms to Lender each and all of the representations and warranties made by Borrower in the Loan Agreement and the agreements referred to therein or related thereto, and represents and warrants to Lender that each and all of said warranties and representations are true and correct as of the date hereof, except as disclosed in writing to Lender;

3.
No Event of Default (as that term is defined in the Loan Agreement), and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing as of the date hereof; and

4.	All the calculations set forth below are made pursuant to the terms of the Loan Agreement and are true and accurate as of the date of the attached financial statements:

A.    Section 5.01(d) - Working Capital.
(tested quarterly, per covenant)

Required Working Capital                     $27,500,000.00 or
$30,000,000.00 following
completion of the Project
(a)    Current Assets                        $_____________
(b)    Unused portion of the Term Revolving Commitment$_____________
(c)    Current Liabilities                    $_____________

Line (a) plus line (b) minus line (c)                $_____________

GP:4879178v4                                                i

In Compliance                        Yes    _____     No    _____

B.    Section 5.01(e) - Debt Service Coverage Ratio.

Required Debt Service Coverage Ratio            1.15 to 1.00

(a)    EBITDA                        $______________
(b)    Equity Contributions                    $______________
(c)    Numerator (sum of lines (a) and (b))        $______________
(d)    Current Portion of Long Term Debt            $______________
(e)    Interest Expense                    $______________
(f)    Dividends and Distributions                $______________
(g)     Denominator (sum of lines (d) through (f))    $______________

Ratio of line (c) to line (g)                    ________ to 1.00

In Compliance                        Yes    _____    No_____

IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to Lender as of the ____ day of _________________, ____.

BORROWER:

HOMELAND ENERGY SOLUTIONS, LLC,
an Iowa limited liability company

By ____________________________

Its:

GP:4879178v4                                                i

Schedule 3.01(d)
Real Property

Parcel A:

Parcel A in the Southeast Quarter of Section 1 lying southeasterly of railroad in Township 95 North, Range 12 West of the 5th P.M., Chickasaw County, Iowa, as shown in Document No. 2007-0823, in the office of the Chickasaw County Recorder.

AND

Parcel A in Section 1 lying northwesterly of railroad in Township 95 North, Range 12 West of the 5th P.M., Chickasaw County, Iowa, as shown in Document No. 2007-0823, in the office of the Chickasaw County Recorder.

AND

Parcel A in the Northwest Quarter of Section 12 lying northwesterly of railroad in Township 95 North, Range 12 West of the 5th P.M., Chickasaw County, Iowa, as shown in Document No. 2007-0823, in the office of the Chickasaw County Recorder.

AND

Parcel D:

Parcel D in the Southwest Quarter of the Northwest Quarter and that part of the Northwest Quarter of the Southwest Quarter in Section 6 lying northwesterly of railroad in Township 95 North, Range 11 West of the 5th P.M., Chickasaw County, Iowa, as shown in Document No. 2007-0823, in the office of the Chickasaw County Recorder.

AND

Parcel E:

Parcel E in the Southwest Quarter of Section 6, Township 95 North, Range 11 West of the 5th P.M., Chickasaw County, Iowa, as shown in Document No. 2007-1956, in the office of the Chickasaw County Recorder.

GP:4879178v4                                                i

Schedule 4.01(a)
Description of Certain Transactions Related to Borrowers’ Stock

None.

GP:4879178v4                                                i

Schedule 4.01(f)
Description of Certain Threatened Actions, etc.

Homeland Energy Solutions, LLC v. Steven J. Retterath, Case No. EQCE074886

On June 13, 2013, the Company entered into an agreement with Steve Retterath, to repurchase and retire all of the units owned by Mr. Retterath. The agreement specifies that the Company was to repurchase and retire 25,860 membership units owned by Mr. Retterath in exchange for $30 million, to be paid in two equal installments, the first on or before the defined Closing date of August 1, 2013, and the second on or before August 1, 2014. Mr. Retterath refused to perform his obligations under the agreement on or before August 1, 2013, and on August 14, 2013, the Company filed a lawsuit against Mr. Retterath in Iowa state court to enforce the terms of the repurchase agreement.

In July 2016, Mr. Retterath and his son and daughter-in-law filed a motion to add a significant number of additional parties to the Iowa lawsuit along with new claims against the Company. The Company filed a resistance to Mr. Retterath’s attempts to expand the scope of the Iowa lawsuit. In November 2016, the Iowa Court ruled that the Company’s original claims against Mr. Retterath to enforce the repurchase agreement would proceed to trial in January 2017 as scheduled and that any other issues that remain following that trial would be tried after a ruling is issued in the January 2017 trial.

In January 2017, the Company went to trial with Mr. Retterath on the first part of the Iowa state court case regarding whether the repurchase agreement is valid and enforceable. On June 15, 2017, the Iowa state court issued its ruling finding the repurchase agreement valid and enforceable and ordering Mr. Retterath to perform his obligations under the repurchase agreement by August 1, 2017. The Company expects that Mr. Retterath may appeal the ruling by the Iowa state court either now or after the court rules on the second part of the lawsuit regarding the new claims brought by Mr. Retterath in July 2016.

GS CleanTech Corporation v. Homeland Energy Solutions, LLC, Case No. 1:13-cv-08017-LJM-DML

On August 9, 2013, GS Cleantech Corporation (“GS Cleantech”), a subsidiary of Greenshift Corporation, filed a complaint in the United States District for the Northern District of Iowa against the Company. The Company is one of more than twenty ethanol manufacturers that were sued by GS Cleantech. The complaint alleges that the Company’s operation of a corn oil extraction process infringes patent rights claimed by GS Cleantech. GS Cleantech seeks royalties, damages and potentially triple damages associated with the alleged infringement, as well as attorney’s fees. The complaint was transferred to the United States District Court for the Southern District of Indiana due to a finding that the action involves questions of fact common to several other lawsuits which were joined in a multi-district litigation (“MDL”). The MDL Court developed two tracks of defendants in this litigation. The first track includes defendants which were originally sued by GS Cleantech in 2010 and a second track of defendants sued in 2013 which includes the Company. On October 23, 2014, the MDL Court granted summary judgment in favor of the first track defendants and found that the GS Cleantech patents which the Company is alleged to have infringed are invalid. Further, in a January 16, 2015 decision, the MDL ruled in favor of a stipulated motion for partial summary judgment finding that all of the GS Cleantech patents in the suit were invalid and, therefore, not infringed. GS Cleantech has said it will appeal this decision when the remaining claim in the suit has been decided. If

GP:4879178v4                                                i

GS Cleantech successfully appeals the District Court’s findings of invalidity, damages awarded GS Cleantech may be $1 million or more.

The only remaining claim in the lawsuit alleges that GS Cleantech inequitably conducted itself before the United States Patent Office when obtaining the patents at issue. A trial in the District Court for the Southern District of Indiana on the single issue of inequitable conduct was held in October 2015. The MDL Court ruled that GS Cleantech engaged in inequitable conduct. GS Cleantech has asked the court to amend its ruling. The defendants are seeking damages against GS Cleantech and its attorneys as a result of this finding of inequitable conduct. We anticipate that if the determination of inequitable conduct is not amended, GS Cleantech will appeal this decision along with the summary judgment decision issued earlier.

Tina Haskenhoff v. Homeland Energy Solutions, LLC, Case No. LACV003218

On February 13, 2013, Tina Haskenhoff, a former employee of the Company, filed suit against the Company alleging that she was wrongfully terminated from her position. A trial was held in November 2014 and an adverse judgment was issued against the Company in the amount of $1.4 million. In addition, the plaintiff in the lawsuit is seeking attorney’s fees from the Company. The Company filed an appeal of the district court judgment. The Supreme Court of Iowa recently ruled on the Company’s appeal ordering a new trial in the case. The Company has an insurance policy which is paying the cost of defending the lawsuit and damages related to the lawsuit. The Company is vigorously defending the lawsuit. It is difficult to determine the Company’s chance of success related to this lawsuit.

GP:4879178v4                                                i

Schedule 4.01(k)
Location of Inventory and Farm Products; Third Parties in Possession; Crops

Homeland Address:     2779 Highway 24
Lawler, Iowa 52154

Mortgage in favor of Home Federal Savings Bank
Schedule 4.01(l)
Office Locations; Fictitious Names; Etc.

1.	Borrower’s chief place of business, its chief executive office and its jurisdiction of organization is currently located at the following address:

Homeland Energy Solutions, LLC
2779 Highway 24
Lawler, Iowa 52154

2.	Borrower currently keeps its books and records at the follow address:

Homeland Energy Solutions, LLC
2779 Highway 24
Lawler, Iowa 52154

1.	Borrower has a place of business at the following locations:

Homeland Energy Solutions, LLC
2779 Highway 24
Lawler, Iowa 52154

2.	Borrower uses the following trade-names or fictitious business names:

None at this time.

3.	Borrower’s Federal Income Tax ID is 20-3919356; its Iowa Organizational ID is #320428.

GP:4879178v4                                                i

Schedule 4.01(p)
Intellectual Property

1.	Borrower owns the following Intellectual Property registered with the United States Patent and Trademark Office:

None at this time.

2.	Borrower was granted a perpetual and royalty free license by ICM, Inc. (“ICM”) to use certain ethanol production technology necessary to operate our ethanol plant.

GP:4879178v4                                                i

Schedule 4.01(t)
Environmental Compliance

As of the date of this Agreement, the Borrower is in material compliance with all applicable environmental laws/regulations.

GP:4879178v4                                                i

Schedule 5.01(o)
Management

1.     The current management of Borrower is as follows:

President (Principal Executive Officer): James Broghammer
Treasurer (Principal Financial Officer): Beth Eiler
Plant Manager: Kevin Howes

GP:4879178v4                                                i

Schedule 5.02(a)
Description of Certain Liens, Lease Obligations, etc.

A security interest held by DMG, Inc. d/b/a Malloy Electric against Homeland Energy Solutions, LLC, as set forth in the Financing Statement filed on April 20, 2009 and the Continuation Statement filed on November 12, 2013. The Financing Statement covers all consignment inventory now or hereafter provided to debtor for purchase and use in debtor’s plant, including all consignment inventory, proceeds, insurance, repairs, replacements, accessions, and substitutions relating to said consignment inventory, now or hereafter acquired.

GP:4879178v4                                                i

Schedule 5.02(k)
Transactions with Affiliates

Borrower has a wholly owned subsidiary called Homeland Export Solutions, Inc. which is structured as an IC-DISC.

GP:4879178v4                                                i

Schedule 5.02(l)
Management Fees and Compensation

Borrower has a management agreement with Cornerstone Resources LLC. Cornerstone Resources LLC provides the services of James Broghammer, Borrower’s President/CEO. Borrower pays Cornerstone Resources LLC a fee for the services provided by James Broghammer.
.

GP:4879178v4                                                i